Exhibit 99.1

Contacts:

Media Alecia Pulman (203) 682-8224 apulman@icrinc.com

For Immediate Release
Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Raphael Gross (203) 682-8253
rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports First Quarter 2011 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—April 29, 2011—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended March 27, 2011.

Highlights for the first quarter of 2011 compared to the first quarter of 2010 were as follows:

•	Total revenues were $98.8 million compared to $94.7 million in the prior year.

•

Net income available to preferred and common shareholders of $5.9 million, or $0.14 per diluted share, compared to $6.5 million, or $0.20 per diluted share, in the first quarter of 2010. Excluding a one-time $0.3 million net benefit in discontinued operations, net income was $0.13 per diluted share in the current period. Net income available to preferred and common shareholders for the first quarter of 2010 included a $0.7 million income tax benefit for a correction of an immaterial error related to certain prior year tax credits and a one-time $0.4 million net restructuring benefit. Excluding the adjustments, net income was $0.16 per diluted share in the prior year comparable period.

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 5.2%. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 2.7%.

•	Food and beverage costs, as a percentage of restaurant sales, increased 140 basis points to 30.7%, primarily due to unfavorable beef costs.

•	Restaurant operating expenses, as a percentage of restaurant sales, decreased 190 basis points to 49.4%, primarily due to sales leverage on fixed costs.

•	General and administrative expenses increased $0.3 million to $5.9 million.

•	Depreciation and amortization expenses, as a percentage of total revenues, decreased 30 basis points to 3.8%, primarily due to sales leverage.

•	Interest expense decreased by $0.5 million to $0.8 million in the first quarter of 2011.

•

At the end of the first quarter of 2011, the Company had $45 million in debt outstanding under its senior credit agreement. This represents a reduction of $6 million from the December 26, 2010 balance of $51 million.

Michael P. O’Donnell, Chairman, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “We were pleased that our comparable sales momentum at Ruth’s Chris Steak House restaurants continued during the first quarter. These higher sales volumes helped us expand restaurant level margins, despite higher food costs. In late March, we rolled out a small price increase to mitigate the impact of commodity pressures. We believe the Ruth’s Chris brand has pricing power, but with five consecutive quarters of traffic growth, our goal is to remain prudent with additional pricing at this time. Our efforts to strengthen our balance sheet continued in the first quarter, as we reduced our outstanding debt by $6 million. We also remain active on the real estate front, as we continue to evaluate opportunities for 2012.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income were $98.8 million compared to $94.7 million in the first quarter of 2010.

Company-owned restaurant sales increased 4.5% to $95.3 million for the first quarter of 2011 from $91.2 million in the same quarter last year. Total operating weeks increased 1.2% to 1,131 from 1,118.

Average weekly sales for Ruth’s Chris Steak House were $90 thousand in the first quarter of 2011 compared to $85.6 thousand in the first quarter of 2010. Average weekly sales at Mitchell’s Fish Market were $68.5 thousand compared to $70.5 thousand in the prior year first quarter.

For the first quarter of 2011, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 5.2%, which consisted of an entrée increase of 3.9% along with an average check increase of 1.2%. Comparable restaurant sales at Mitchell’s Fish Market decreased 2.7%, which consisted of an entrée decrease of 6.1% and an average check increase of 3.5%.

Franchise income increased 4.3% to $3.1 million in the first quarter of 2011 from $2.9 million in the prior year first quarter. Comparable franchise-owned restaurant sales increased 9.3%.

Operating income was $10.0 million in the first quarter of 2011 compared to $9.8 million in the prior year first quarter. The first quarter of 2010 included a one-time $0.6 million restructuring benefit for which there was no comparable benefit in the first quarter of 2011.

Financial Outlook

Based on current information, Ruth’s Hospitality Group, Inc. is reiterating its previous 2011 outlook:

•	Cost of goods sold of 30.5% to 31.5% of restaurant sales

•	Marketing and advertising of 3.0% to 3.5% of total revenues

•	General and administrative expenses of $23 million to $25 million

•	Effective tax rate of 25% to 30%

•	Capital expenditures of $10 million to $12 million

•	Free cash flow of $21 million to $23 million

•	Fully-diluted shares outstanding of 43.0 million to 44.0 million

Conference Call

The Company will host a conference call to discuss first quarter 2011 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Bob Vincent, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-888-471-3836 or for international callers by dialing 1-719-325-2196. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 5125500. The replay will be available until May 6, 2011. The call will also be webcast live from the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC

Condensed Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending
	March 28, 2010	March 27, 2011
Revenues:
Restaurant sales	$91,166	$95,282
Franchise income	2,929	3,056
Other operating income	614	501

Total revenues	94,709	98,839
Costs and expenses:
Food and beverage costs	26,749	29,236
Restaurant operating expenses	46,780	47,048
Marketing and advertising	2,524	2,957
General and administrative costs	5,566	5,877
Depreciation and amortization expenses	3,887	3,711
Pre-opening costs	4	1
Restructuring benefit	(562)	—

Operating income	9,761	10,009
Other expense:
Interest expense, net	(1,330)	(831)
Other	(100)	(167)

Income from continuing operations before income tax	8,331	9,011
Income tax expense	1,407	2,670

Income from continuing operations	6,924	6,341
(Loss) income from discontinued operations, net of income tax (benefit) expense	(165)	237

Net income	$6,759	$6,578

Preferred stock dividends	308	623
Accretion of preferred stock redemption value	—	88

Net income available to preferred and common shareholders	$6,451	$5,867

Basic earnings per common share:
Continuing operations	$0.20	$0.13
Discontinued operations	—	0.01

Basic earnings per share	$0.20	$0.14

Diluted earnings per common share:
Continuing operations	$0.20	$0.13
Discontinued operations	—	0.01

Diluted earnings per share	$0.20	$0.14

Shares used in computing net income per common share:
Basic	28,156,360	34,000,032

Diluted	32,502,898	43,084,686

RUTH’S HOSPITALITY GROUP, INC

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 26, 2010	March 27, 2011
Cash and cash equivalents	5,018	2,590
Total assets	249,069	239,133
Long-term debt	51,000	45,000
Total shareholders’ equity	80,361	86,949